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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                        Date of Event: December 22, 2000
                        Date of Report: December 28, 2000

                             PLM INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                                    Delaware
                         (State or other jurisdiction of
                         incorporation or organization)


       1-9670                                          94-3041257
(Commission File Number)                 (I.R.S. Employer Identification Number)



One Market
Steuart Street Tower, Suite 800
San Francisco, California                              94105-1301
(Address of principal executive offices)               (Zip Code)


Registrant's telephone number, including area code:  (415) 974-1399



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Item 5.  Other Matters.

MERGER AGREEMENT

       On December 22, 2000, PLM International, Inc. (the "Company"), and MILPI Acquisition Corp., a Delaware corporation (the "Purchaser") entered into an Agreement and Plan of Merger (the "Merger Agreement").
The Merger Agreement provides, among other things, for the commencement of a cash tender offer (the "Offer") to acquire all outstanding shares of the Company's common stock, par value $.01 per share (the "Shares"), for $3.46 per share in cash (the "Per Share Amount") by Purchaser and further provides that, as promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in the Merger Agreement, and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (the "DGCL"), Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation under the laws of the State of Delaware. At the effective time of the Merger, all Shares not tendered in the Offer (other than Shares held in the treasury of the Company and shares held by stockholders, if any, who have properly exercised appraisal rights for such Shares) will be converted into the right to receive the Per Share Amount (subject to applicable withholding taxes), without interest.

       The foregoing discussion of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement filed with this Current Report on Form 8-K as Exhibit 2.1 and incorporated herein by reference.

VOTING AND TENDER AGREEMENT

       Purchaser has entered into an Amended and Restated Voting and Tender Agreement, dated as of December 22, 2000 (the "Voting Agreement")
with the Company and certain stockholders of the Company, namely Steel Partners II, L.P., Steel Partners, L.L.C., Warren G. Lichtenstein, Robert Tidball, and Doug Goodrich (collectively, the "Certain Stockholders"), pursuant to which, among other things, the Certain Stockholders have agreed to (a) vote such Shares in favor of the Merger; (b) vote against (i) any proposal made in opposition to the Offer or the Merger, and (ii) any merger, reorganization, consolidations, shares exchange, business combination, sale of assets or similar transaction with the Company and any party other than Purchaser, and (iii) any other action the consummation of which would reasonably be expected to prevent or delay the consummation of the Offer or the Merger; (c) tender their Shares after commencement of the Offer (which Shares currently represent in the aggregate approximately 23.78% of the outstanding Shares, based on 7,554,510 shares of Common Stock outstanding on December 28, 2000) and
(d) grant  Purchaser  an irrevocable option to purchase such Shares.

       The foregoing discussion of the Voting Agreement is qualified in its entirety by reference to the Voting Agreement filed with this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.


                                      -2-

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ESCROW AGREEMENT

       On December 22, 2000 the Purchaser and the Company entered into an Escrow Agreement with Bank of San Francisco (the "Escrow Agent"), for Bank of San Francisco to act as the escrow agent in connection with the Merger Agreement and Offer. Pursuant to the Merger Agreement, the Purchaser has delivered to the Escrow Agent cash in the amount of $1,200,000 and the Company has delivered cash in the amount of $1,700,000 to be held and disbursed pursuant to the terms of the Escrow Agreement. The Escrow Agent may release the Purchaser's escrow funds to the Company if the Company becomes entitled to liquidated damages pursuant to the Merger Agreement in the amount of $1,000,000 plus reasonable costs and expenses incurred to enforce the Escrow Agreement up to a maximum of $200,000 (and the Purchaser does not dispute that Company is entitled to such damages). The Escrow Agent may release the Company's escrow funds to the Purchaser if the Purchaser becomes entitled to termination fees and expenses pursuant to the Merger Agreement in the amount of $1,500,000 plus reasonable costs and expenses incurred to enforce the Escrow Agreement up to a maximum of $200,000 (and the Company does not dispute that the Purchaser is so entitled).

       The foregoing discussion of the Escrow Agreement is qualified in its entirety by reference to the Escrow Agreement filed with this Current Report on Form 8-K as Exhibit 10.2 and incorporated herein by reference.

RELATED FILINGS

       On December 22, 2000, the Company issued a press release stating that it had entered into the Merger Agreement pursuant to which Purchaser will initiate a tender offer for all the outstanding Shares for a cash price of $3.46 per share.

       The foregoing discussion of the Press Release is qualified in its entirety by reference to the Press Release filed with this Current Report on Form 8-K as Exhibit 99.1 and incorporated herein by reference.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

       (a)  Not applicable.

       (b)  Not applicable.

       (c) The following documents are furnished as Exhibits to this Current Report on Form 8-K pursuant to Item 601 of Regulation S-K:

            2.1 Agreement and Plan of Merger, dated as of December 22, 2000, among Purchaser and the Company.

            10.1 Amended and Restated Voting and Tender Agreement, dated as of December 22, 2000, among the Company, certain stockholders of the Company who are parties thereto and Purchaser.

                                      -3-

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            10.2   Escrow Agreement, dated as of December 22, 2000, among the
                   Company, the Purchaser and Bank of San Francisco.

            99.1 The Company's Press Release, dated December 22, 2000, as described above.


                                    SIGNATURE

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed in its behalf by the undersigned hereunto duly authorized.


                                        PLM INTERNATIONAL, INC.
                                        (Registrant)


DATE:  December 28, 2000


                                        By: /s/ Susan C. Santo
                                           ------------------------------
                                            Susan C. Santo
                                            Vice President, Secretary and
                                            General Counsel